EXHIBIT 12.1

                               FOSTER WHEELER LTD.

                STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF
              EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                                    ($000'S)
                                    UNAUDITED

                                                                       6 months
                                                                         2002
                                                                         ----
EARNINGS:

Net loss                                                              $(183,066)
Taxes on income                                                          10,579
Total fixed charges                                                      46,811
Capitalized interest                                                       (544)
Capitalized interest amortized                                            1,110
Equity loss/(earnings) of non-consolidated
  associated companies accounted for
  by the equity method, net of dividends                                  2,999
                                                                      ---------

                                                                      $(122,111)
                                                                      =========
FIXED CHARGES:

Interest expense (includes dividend on
  preferred security of $8,116)                                       $  40,073
Capitalized interest                                                        544
Imputed interest on non-capitalized
  lease payment*                                                          6,194
                                                                      ---------

                                                                      $  46,811

Ratio of Earnings to Fixed Charges**                                       --
                                                                      =========

* The percent of rent included in the calculation is a reasonable approximation of the interest factor. ** Earnings are inadequate to cover fixed charges. The coverage deficiency is $168,922.

Note: There were no preferred shares outstanding during the period indicated and, therefore, the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for the period indicated.






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